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                                                              Exhibit 10.3

                                                         AGREEMENT NUMBER:


                         REMARKETER/INTEGRATOR AGREEMENT

Remarketer/Integrator:       Emtec, Inc.

This Remarketer/Integrator Agreement (this "Agreement") between Dell Marketing L.P. ("Dell") and the entity named above ("Remarketer/Integrator") is effective as of the date signed by Dell (the "Effective Date"). Dell and Remarketer/Integrator agree that the following terms and conditions will apply to the purchase and remarketing of Dell products ("Products") in the United States.

1.       Relationship

         1.1. Dell appoints Remarketer/Integrator as a "Dell Authorized Remarketer/Integrator" for the Products Dell sells to Remarketer/Integrator under this Agreement. Remarketer/Integrator agrees to sell Products only as authorized and described in attached Schedule A. Remarketer/Integrator may purchase for resale additional services described in Schedule B attached subject to the provision set forth therein and this Agreement.

         1.2. Remarketer/Integrator represents that the business it will derive from Products will be based on value-added remarketing or integration. A description of said value-added offerings shall be listed in the attached Schedule. Remarketer/Integrator may acquire Products under this Agreement for internal use, but only in connection with the marketing, distribution, or support of Products, or the development of new or upgrades Products application. Remarketer/Integrator may present other marketing opportunities to Dell, and Dell may, but is in no way obligated to, waive the provisions of this Section. Except for additions to a customer's installation, Remarketer/Integrator will not remarket Products by themselves, or market Products when the only added value is installation of devices that Dell markets as part of its systems, such as disk and tape drives, and monitors. Remarketer/Integrator agrees to remarket the resultant products and services directly, or through third party financing, to end users. Remarketer/Integrator may not use distributors, other remarketers, third party sales agents or others without Dell's prior written consent. The Products the Remarketer/Integrator markets as an integrator must be integrated and sold or licensed in association with other products and/or services.

         1.3. Remarketer/Integrator agrees that the prices, terms and conditions for the marketing by Remarketer/Integrator of Products are at the discretion of Remarketer/Integrator, but will be in accordance with the conditions established in this Agreement and Dell's warranty statements.

         1.4. Dell's appointment of Remarketer/Integrator as a "Dell Authorized Remarketer/Integrator" is not exclusive in any way. Remarketer/Integrator may market products considered competitive to the Products. Dell retains the right to change its distribution channels and add and terminate other resellers and distributors, including resellers and distributors who compete with Remarketer/Integrator. At any time during or after the term of this Agreement, Dell may sell to and accept orders from any buyer or end user, including Remarketer/Integrator's customers.

2.       Term; Termination

         2.1. Unless otherwise terminated as provided by this Agreement, this Agreement is in effect beginning on the Effective Date and will continue in effect for one (1) year thereafter, automatically renewing for successive one (1) year terms.

         2.2. This Agreement will terminate upon the termination of the Authorized Contract(s), if any, listed on the attached Schedule. Upon termination of an Authorized Contract, Remarketer/Integrator agrees to promptly notify Dell of the termination. Termination of an Authorized Contract will not affect Remarketer/Integrator's duty to timely pay Dell for orders accepted by Dell on or before the date of Dell's receipt of the notice required by this Subpart 2.2.

         2.3. Either party may terminate this Agreement at any time on at least thirty (30) days' prior written notice to the other. Dell may terminate this Agreement immediately upon notice in the event of Remarketer/Integrator's material breach or failure to pay on a timely basis any sum due or upon Dell's good faith belief that Remarketer/Integrator is exporting Products in violation of applicable


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                                                    AGREEMENT NUMBER:



                  export control laws. If Remarketor/Integrator materially breaches this Agreement, Remarketor/Integrator will assign the New Jersey State Contract it holds to Dell to the extent permitted by law and by the State of New Jersey. Remarketor/Integrator will cooperate with Dell in good faith and use reasonable efforts to work with the appropriate entities including but not limited to the State of New Jersey to assign the State of New Jersey Contract to Dell. Remarketer/Inegrator will execute any such documents as may be necessary to execute any such assignment. Termination of this Agreement, regardless of the reason, will not affect the rights and obligations of the parties with respect to orders accepted and timely paid for before termination and the Products sold under those orders.

         2.4. Each party accepts the risk of termination by the other. On termination, neither party will have any claim against the other for the investment it may have made in the relationship established under this Agreement or in anticipation of the sales and other revenue to be gained because of it.

3.       Remarketer/Integrator Responsibilities

         3.1. Remarketer/Integrator will use reasonable efforts to market the Products.

         3.2. Remarketer/Integrator will maintain a list of all end users acquiring Products sold by Dell to Remarketer/Integrator and will make the list available to Dell upon request, so Dell may notify the end users concerning the Products if Dell notifies other users of such a Product generally. Remarketer/Integrator agrees that Dell may treat Remarketer/Integrator's failure to comply with this Section as a breach of this Agreement. Remarketer/Integrator will provide its customers with the Product warranty statements, registration cards, software license agreements and other materials included with the Products at the time of delivery and will accurately present the capabilities, function, and performance of Products.

         3.3. Remarketer/Integrator will provide Dell with written notice within five (5) business days of any material change in the information provided as part of its application for appointment as a Dell Authorized Remarketer/Integrator, including Remarketer/Integrator's plans for marketing Products as part of Remarketer/Integrator's value-added offerings. Material changes may include any change in the ownership of Remarketer/Integrator or a change in any credit information and references contained in the application. Likewise, Remarketer/Integrator will provide Dell a written report on the first day of every month outlining all changes in personnel, subcontractors and personnel of subcontractors directly or indirectly supporting the New Jersey State contract.

         3.4. Remarketer/Integrator will transfer title upon delivery of product to the customer, in accordance with Dell's then-current procedures. Remarketer/Integrator shall ensure that ownership is promptly transferred from Remarketer/Integrator to the designated end-user. Ownership transfer is accomplished by Remarketer/Integrator submittal of individual system warranty registration cards; on-line registration of ownership change via Dell's website at http://support.dell.com/us/en/ or as otherwise agreed upon by Dell and Remarketer/Integrator. Remarketer/Integrator acknowledges that failure to ensure timely ownership transfer may adversely affect Dell and the designated end-user, and may result in additional expenses to Dell. In the event a designated end-user seeks warranty or other service from Dell that requires evidence of ownership, and Remarketer/Integrator has not yet accomplished such ownership transfer, Remarketer/Integrator hereby expressly authorizes Dell to immediately effect ownership transfer.

4.       Orders; Prices

         4.1. Purchase orders must be placed with Dell via Dell's online configurator as presented by Dell, pursuant to Dell's On Line Purchasing Requirements. Dell recognizes on line orders submitted by the Remarketer/Integrator as valid purchase orders. The Remarketer/Integrator agrees that orders submitted online are deemed legally binding purchase orders, that it will not contest such orders as to their validity or enforcement, and that it will pay in full any such OnLine Purchase Orders in accordance with this Agreement. An order is subject to acceptance by Dell. Remarketer/Integrator may change or cancel an order or any part of it at any time up until Dell begins manufacture of the affected Products.


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                                                    AGREEMENT NUMBER:



         4.2. Except for special pricing, prices are Dell's then current published prices less Remarketer/Integrator's applicable discount. Dell reserves the right to change the published prices at any time for any reason but will not change the special pricing agreed to under contract with Remarketer/Intergrator. Notwithstanding anything contained herein to the contrary, quotations issued by Dell are valid for a period of thirty (30) calendar days from the date the quotation is issued.

         4.3. Remarketer/Integrator will pay charges for shipping and handling unless end users under the State and City contracts referenced in Schedule A, would be exempt from such charges when dealing directly with Dell. If Remarketer/Integrater is required to pay shipping and handling and Dell's designated carrier ships Products, then a separate charge will be shown on Dell's invoice. If Remarketer/Integrator selects a carrier other than Dell's designated carrier, then Dell will ship freight collect. Except for Dell's franchise taxes and taxes on Dell's net income, Remarketer/Integrator is responsible for sales and all other taxes associated with the transaction and the taxes will be shown on Dell's invoice. If Remarketer/Integrator provides Dell with a valid tax exemption certificate, Dell will not invoice Remarketer/Integrator for the affected taxes.

         4.4. For each order, Remarketer/Integrator will identify on the order the name of the designated end user to which the Products will be resold to.

5.       Discounts; Product Classification (Excluding Single Projects)

         5.1. Discount percentages are based on Remarketer/Integrator's discount level and Annual Commitment with Single Project(s) opportunities excluded. The discount percentages that apply to a particular discount level are subject to change from time to time by Dell without prior notice if Dell changes the discounts for that level for remarketer/integrators generally. Any discount changes will be applicable to subsequent orders placed by Remarketer/Integrator under this Agreement. The current discount percentages that are applicable to Products purchased are listed by Product classification on the attached Schedule. Notwithstanding Dell's right to change discount percentages, during the term of Emtec's contract with the State of New Jersey, Dell will not decrease the Category A discount on Schedule A for product that Emtec purchases for resale to entities purchasing under the State of New Jersey contract. Classification of Products is subject to change by Dell at any time if Dell changes classifications for its remarketer/integrators generally.

         5.2. During each annual term, Dell may review quarterly the total dollar volume of purchases, net of cancellations and returns, under this Agreement. If this dollar volume does not meet the Annual Commitment, Dell may reduce the discounts for subsequent purchases to a level (including no discount) that would apply under Dell's then-current discount policy for the actual dollar volume of purchases.

         5.3. Dell will discuss at any time with Remarketer/Integrator an adjustment of the Annual Commitment and applicable discounts, based on revision of Remarketer/Integrator's forecasted purchases, but any adjustment requires Dell's prior written consent. For Agreement terms after the first year, Dell and Remarketer/Integrator will agree on the applicable discounts. Remarketer/Integrator may not assume any discounts will be continued for a subsequent term.

         5.4. Remarketer/Integrator understands that the discounts will not apply retroactively to any Products ordered before the date of execution by Dell.

6.       Payment

                  Invoices are due and payable in full as presented within twenty (20) days of the date of Dell's invoice, provided that Remarketer/Integrator's credit history qualifies for such credit in Dell's sole discretion. The invoice date will not be earlier than the shipment date of the Products invoiced. Dell may invoice parts of an order separately. Remarketer/Integrator will pay each invoice accordingly. If any payment due from a Remarketer/Integrator is late, Dell may, in addition to all other remedies, refuse to ship Products ordered by the Remarketer/Integrator until Remarketer/Integrator's account is current.

7.       Products

         7.1. Dell's policy is one of on-going product update and revision. Dell may revise and discontinue Products at any time, without notice. The Products shipped to a Remarketer/Integrator will meet or exceed the material specifications of Products ordered; however, minor differences between


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                                                    AGREEMENT NUMBER:



                  Products as shipped and products as described in a specification sheet or catalog are possible. The parts and assemblies used in building the Products sold under this Agreement are selected from new and equivalent to new parts and assemblies in accordance with industry practices.

         7.2. Remarketer/Integrator understands that the Products licensed or sold under this Agreement are subject to the export control laws of the United States. Remarketer/Integrator agrees it will not export Products from the United States.

         7.3. Remarketer/Integrator understands that the Products have been designed, manufactured, and tested by Dell or its suppliers for use in general-use office/business and/or consumer environments. The certifications and approvals obtained by Dell and its suppliers from various domestic and international regulatory and testing agencies are based on one or both of these environments, as the case may be. Remarketer/Integrator will be responsible for any regulatory or testing approvals which may be required, which go beyond those obtained by Dell that may be applicable with respect to Remarketer/Integrator's value-add solution offering. Remarketer/Integrator warrants that the Products purchased hereunder will not be used in a mission-critical operation of a nuclear facility, missile system, life support system, medical patient care or diagnostic system, or mass transportation solution. Exceptions to this provision will require Dell's express prior written permission.

8.       Delivery; Title and Risk of Loss

         8.1. All ship dates are Dell's estimates. Many factors, including supply of parts and assemblies, affect Dell's production scheduling.

         8.2. Loss or damage that occurs during shipping is Remarketer/Integrator's responsibility. Title to Dell-branded hardware Products passes from Dell to Remarketer/Integrator on shipment from Dell's facility.

9.       "Total Satisfaction" Return Policy Not Applicable
         Remarketer/Integrator agrees that Dell's policy of accepting Products for refund is not available to Remarketer/Integrator or its end users. Remarketer/Integrator will inform its customers of this fact before they receive Products.

10.      Limited Warranties on Hardware

         10.1. Dell-branded hardware Products carry either a one-year or three-year limited warranty. The warranty period for a Product will be referenced on Remarketer/Integrator's invoice as listed by individual SKU. The limited warranty statements for Dell-branded hardware Products are included in the documentation provided with the Products. Dell may revise its limited warranties from time to time, but no change will be effective for Products that have already been ordered. Dell Software and Peripherals Products and other third party products are not covered by this Section and any warranties for those products are provided by the original manufacturers.

         10.2. Dell-branded hardware Products will conform to the specifications current when the Products are shipped. Dell will pass good title to Dell-branded hardware Products to Remarketer/Integrator or its end users.

         10.3. Dell does not warrant that Products will function in any specific configuration that includes hardware or software not provided by Dell or will function to produce a particular result, even if the specific configuration or the desired result has been discussed with Dell personnel. Remarketer/Integrator represents that it will evaluate for itself that the Products it remarkets will function properly as part of its value-added offerings.

         10.4. The start of the warranty period for Dell-branded hardware Products remarketed by Remarketer/Integrator is the date the Dell-branded hardware Products are placed in service with the end user or sixty (60) days from the date the Dell-branded hardware Products are shipped from Dell's facility, whichever occurs first. Dell owns all warranty repair parts removed from repaired Products. Dell uses new and reconditioned parts made by various manufacturers in performing warranty repairs and building replacement products.

11.      Software



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                                                    AGREEMENT NUMBER:



         All software, including Microsoft software, is provided subject to the license agreement that is part of the package. Remarketer/Integrator will notify the end-user that it will be bound by the license agreement once the package is opened or the seal is broken.

12.      Dell Software and Peripherals Products

         12.1. Returns: Dell Software and Peripherals Products carry different return and warranty policies than Dell-branded hardware Products. The Dell Software and Peripherals Products that are in the same condition as when received by Buyer may be returned to Dell in accordance with the then-current Dell Software and Peripherals return policy, which may be found at http://www.dell.com/us/en/gen/misc/policy_009_policy.htm .

         12.2 Refund or Replacement: To qualify for refund or replacement, a Dell Software and Peripherals Product must be returned in 100% complete condition, with the original packing material and all manuals and other accessories originally provided with the Product by the original manufacturer. Credits for return will be issued upon receipt of all of these items and satisfaction of the other requirements of the then-current Dell Software and Peripherals return policy, which may be found at http://www.dell.com/us/en/gen/misc/policy_009_policy.htm . All
                  Dell Software and Peripherals Product returns must be accompanied by a return authorization number issued by Dell.

13.      WARRANTY DISCLAIMER

         DELL MAKES NO EXPRESS WARRANTIES FOR DELL-BRANDED HARDWARE PRODUCTS EXCEPT THOSE INCLUDED IN THE DOCUMENTATION PROVIDED WITH THE PRODUCT. ANY WARRANTIES, SERVICE, OR TECHNICAL SUPPORT WILL BE EFFECTIVE ONLY UPON DELL'S TIMELY RECEIPT OF PAYMENT IN FULL OF THE APPLICABLE INVOICE. DELL DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. ANY WARRANTY PROVIDED ON A SOFTWARE OR DELL SOFTWARE AND PERIPHERALS PRODUCT IS PROVIDED BY THE PUBLISHER OR ORIGINAL MANUFACTURER AND MAY VARY FROM PRODUCT TO PRODUCT.

14.      On-site Service Contracts

         Remarketer/Integrator may contract for on-site service similar to that which Dell may market to Dell customers generally. Any on-site service acquired by Remarketer/Integrator may be transferred to Remarketer/Integrator's customers in accordance with the applicable service contract. If a transfer is accomplished within sixty (60) days of the date the covered Products were shipped from Dell's facility, the transferee will have a full twelve months of on-site service coverage. It is the sole responsibility of the Remarketer/Integrator to transfer such on-site coverage and/or notify the end user.

15.      Remarketer/Integrator and Technical Support

         Remarketer/Integrator agrees that it will establish and maintain support services for its customers. Dell will accept reasonable requests for support from Remarketer/Integrator's customers when Remarketer/Integrator is unable to handle them. Dell will accept requests for support from Remarketer/Integrator that are unusual, new to Remarketer/ Integrator, and not of a general nature. Dell's support personnel will attempt to handle any such request over the telephone. However, Remarketer/Integrator agrees that Dell's support personnel may not be able to understand or resolve every problem. Dell is not obligated to provide support and may withhold any or all support if any sum owed under this Agreement is past due.

16.      Remarketer/Integrator and Customer Care

         Remarketer/Integrator agrees that it will utilize Dell's Customer Care website for any and all questions and concerns that develop regarding invoices, order status, etc. Remarketer/Integrator may find the Dell will not accept telephone calls regarding any of these issues.

17.      Infringement of Third Party Rights

         Dell will indemnify, defend and hold the Remarketer/Integrator harmless from a claim that a Dell-branded hardware Product infringes on another person's or company's patent, copyright, trade secret or other intellectual property rights in the United States. Dell will have no obligation under this Section with respect to any claim of infringement resulting from an unauthorized modification of the Products by Remarketer/Integrator or from any combination, operation, or use of the Products with systems other than



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                                                    AGREEMENT NUMBER:


        those provided by Dell. Following notice of a claim or a threat of actual suit, Dell will, at its own expense and at Dell's option, (1) resolve the claim in a way that permits continued ownership and use of the Product; (2) provide a comparable replacement at no cost; or (3) accept return of the Product, freight collect, and provide a reasonable, depreciated refund. This Section is the exclusive statement of Dell's liability and responsibility for the infringement of intellectual property rights.

18.      Indemnification

         18.1. If Dell is notified promptly in writing and given sole control of the defense and all related settlement negotiations, it will take responsibility for any claim based on an allegation that a Product did not meet Dell's warranty when received by an end user, or that Dell failed on request to provide warranty service in accordance with the applicable warranty statement, or otherwise alleging Dell fault with respect to Products. Dell will pay any resulting costs and damages finally awarded against Remarketer/Integrator with regard to any such claim if and to the extent that they are Dell's fault and do not exceed costs or damages that would have been finally awarded against Dell had the claim been made directly against Dell.

         18.2. REMARKETER/INTEGRATOR AGREES TO INDEMNIFY AND HOLD DELL AND DELL COMPUTER CORPORATION ("DCC"), AND ANY OF ITS SUBSIDIARIES OR AFFILIATES, HARMLESS FROM ANY AND ALL DAMAGES, COSTS AND EXPENSES IN CONNECTION WITH ANY CLAIM BY ANYONE, INCLUDING, WITHOUT LIMITATION, CLAIMS FOR BODILY INJURY, OR DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY CAUSED BY THE NEGLIGENCE OF EMPLOYEES OR REPRESENTATIVES OF REMARKETER/INTEGRATOR THAT ARISES OUT OF REMARKETER/INTEGRATOR'S ACTS (OTHER THAN MARKETING PRODUCTS IN COMPLIANCE WITH THIS AGREEMENT AND ALL APPLICABLE INSTRUCTIONS GIVEN BY DELL), OMISSIONS OR MISREPRESENTATIONS, REGARDLESS OF THE FORM OF ACTION. REMARKETER/INTEGRATOR'S OBLIGATION TO INDEMNIFY WILL APPLY REGARDLESS OF WHETHER THE DAMAGE, LOSS, LIABILITY, COST, OR EXPENSE IN QUESTION ARISES IN WHOLE OR IN PART FROM ANY NEGLIGENT ACT OR OMISSION OF AN INDEMNIFIED PERSON OR ENTITY, FROM STRICT LIABILITY IN TORT OF AN INDEMNIFIED PERSON OR ENTITY, OR OTHERWISE. NOTHWISTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL REMARKETER/INTEGRATOR BE RESPONSIBLE FOR THAT PORTION OF THE DAMAGE, LOSS, LIABIILTY, COST, OR EXPENSE THAT RESULTS FROM THE NEGLIGENT ACT OR OMISSION OF AN INDEMNIFIED PERSON OR ENTITY.

19.      Insurance

         Remarketer/Integrator will maintain One Million ($1,000,000.00) Dollars Comprehensive General Liability (including Products Liability) Insurance based on Annual Commitment and Product use, with a reputable insurance company having a Best rating of least A+. Remarketer/Integrator will obtain certificates of such insurance and provide them to Dell, on request. If Dell requests, Remarketer/Integrator will name Dell as an additional insured, and ensure that Dell will be notified at least thirty (30) calendar days prior to cancellation or termination of any policy. Dell may withhold shipment of Products pending compliance with such a request.

20.      Limitation of Remedies and Liability

         20.1. Except as provided in Section 2 ("Term; Termination"), in the event of the failure or threatened failure of either party to fulfill any obligation, the remedy of the other party is to request that the obligation be fulfilled. If fulfillment does not occur within thirty (30) calendar days after notice to the party, the other party may terminate this Agreement and, if appropriate, bring an action for moneys due or to seek enforcement of its rights at law or in equity.

         20.2. EXCEPT FOR LIABILITY UNDER SECTIONS 17 (INFRINGEMENT OF THIRD PARTY RIGHTS) OR 18 (INDEMNIFICATION), OR BREACHES UNDER SECTIONS 21 (TRADEMARKS; ADVERTISING) OR 22 (CONFIDENTIAL INFORMATION), OR FOR CLAIMS FOR BODILY INJURY OR DAMAGE TO REAL OR TANGIBLE PERSONAL PROPERTY CAUSED BY THE NEGLIGENCE OF EMPLOYEES OR REPRESENTATIVES




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                  OF DELL, NEITHER PARTY HAS ANY LIABILITY TO THE OTHER FOR
                  LOST PROFITS, LOSS OF BUSINESS OR OTHER CONSEQUENTIAL, SPECIAL, INDIRECT OR PUNITIVE DAMAGES, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, OR FOR ANY CLAIM BY ANY THIRD PARTY EXCEPT AS EXPRESSLY PROVIDED FOR IN THIS AGREEMENT. DELL WILL NOT HAVE ANY LIABILITY FOR ANY DAMAGES ARISING FROM THE USE OF THE PRODUCTS IN ANY HIGH RISK ACTIVITY, INCLUDING THE OPERATION OF NUCLEAR FACILITIES, AIRCRAFT NAVIGATION OR COMMUNICATIONS SYSTEMS, AIR TRAFFIC CONTROL, MEDICAL SYSTEMS, LIFE SUPPORT OR WEAPONS SYSTEMS.

21.      Trademarks; Advertising

         21.1. Remarketer/Integrator may refer to itself during the term of this Agreement as a "Dell Authorized Remarketer/Integrator" but only in connection with marketing of Products.

         21.2. Remarketer/Integrator may use Dell's trademarks and trade names to market Products with the written approval of Dell. Remarketer/Integrator agrees to change or correct, at its own expense, any material or activity which Dell decides is inaccurate, objectionable or misleading, or a misuse of Dell trademarks or trade names.

         21.3. Remarketer/Integrator will provide Dell with proof copies of all advertising and other publicity that refers to Dell or uses Dell trademarks or trade names in time for Dell to have at least five (5) business days to review the references to Dell and use of Dell trademarks and trade names. Remarketer/Integrator agrees to change or correct, at its own expense, any advertising and other publicity, which Dell decides is inaccurate, objectionable or misleading, or a misuse of Dell trademarks or trade names. Dell will communicate any such changes and corrections to Remarketer/Integrator within five (5) business days of receipt of the proof copies; Remarketer/Integrator may treat Dell's failure to communicate as Dell's consent for Remarketer/Integrator to use the advertising and publicity as submitted.

         21.4. Remarketer/Integrator receives no rights to use Dell trademarks and trade names except as provided in this Section. The limited rights granted in this Section end with termination of this Agreement.

22.      Confidential Information

         In order to protect certain confidential information, Dell and Remarketer/Integrator (individually referred to as a "Party" and collectively referred to as the "Parties"), agree that:

         22.1. The Parties disclosing Confidential Information (each, a "Discloser") may be Dell or Remarketer/Integrator.

         22.2. The Confidential Information disclosed under this Agreement ("Confidential Information") is described generally as current and future product information, financial and other business information including, but not limited to all confidential and proprietary information so designated in writing or verbally by the words "Confidential", "Proprietary" or similar.

         22.3. This Section is applicable only to Confidential Information that is disclosed between the Effective Date and the termination of this Agreement.

         22.4. The Parties receiving Confidential Information (each, a "Recipient") will use the Confidential Information only for the purpose of evaluating potential business relationships.

         22.5. A Recipient's duty to protect Confidential Information expires three (3) years from the End Date. A Recipient, upon Discloser's written request, will promptly return all Confidential Information received from the Discloser, together with all copies, or certify in writing that all such Confidential Information and copies thereof have been destroyed.

         22.6. A Recipient will use the same degree of care, but no less than a reasonable degree of care, as the Recipient uses with respect to its own similar information to protect the Confidential Information and to prevent (a) any use of Confidential Information not authorized in this Agreement, (b) dissemination of Confidential Information to any employee of Recipient without a need to know, (c) communication of Confidential Information to any third party or (d) publication of Confidential Information.



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         22.7.    A Recipient will have a duty to protect Confidential
                  Information (a) if it is marked or accompanied by documents clearly and conspicuously designating them as "confidential" or the equivalent;(b) or if it is identified by the Discloser as confidential before, during or promptly after the presentation or communication.

         22.8. This Agreement imposes no obligation upon a Recipient with respect to Confidential Information which (a) was known to the Recipient before receipt from the Discloser; (b) is or becomes publicly available through no fault of the Recipient; (c) is rightfully received by the Recipient from a third party without a duty of confidentiality; (d) is disclosed by the Discloser to a third party without a duty of confidentiality on the third party; (e) is independently developed by the Recipient without a breach of this Agreement; or (f) is disclosed by the Recipient with the Discloser's prior written approval. If a Recipient is required by a government body or court of law to disclose Confidential Information, the Recipient agrees to give the Discloser reasonable advance notice so that Discloser may contest the disclosure or seek a protective order.

         22.9. Each Discloser warrants that it has the right to disclose its Confidential Information.

         22.10. This Agreement imposes no obligation on a Party to exchange Confidential Information or to purchase, sell, license, transfer or otherwise make use of any technology, services or products.

         22.11. A Recipient will adhere to all applicable laws and regulations of the U.S. Export Administration and will not export or re-export any technical data or products received from a Discloser, or the direct product of such technical data, to any proscribed country listed in the U.S. Export Administration regulations unless properly authorized by the U.S. government.

         22.12. No Party acquires any intellectual property rights under this Agreement except the limited rights necessary to carry out the purposes as set forth in this Agreement. Subject to the obligations of this Agreement, no Party will be precluded from independently developing technology or pursuing business opportunities similar to those covered by this Agreement. Each Party retains sole discretion to assign or reassign the job responsibilities of its employees.

         22.13. Each Party acknowledges that damages for improper disclosure of Confidential Information may be irreparable; therefore, the injured Party is entitled to seek equitable relief, including injunction and preliminary injunction, in addition to all other remedies.

         22.14. The obligations and duties imposed by this Agreement with respect to any Confidential Information may be enforced by the Discloser of such Confidential Information against any and all Recipients of such Confidential Information.

23.      Miscellaneous

         23.1. Amendments. Except as otherwise stated in this Agreement, this Agreement may not be amended except by a subsequently dated written instrument signed on behalf of both parties by a duly authorized representative

         23.2. Assignment. Remarketer/Integrator may not assign this Agreement without Dell's prior written consent, which Dell will not unreasonably withhold or delay. Dell may assign this Agreement, with notice to Remarketer/Integrator, to any entity owned or controlled by Dell Computer Corporation.

         23.3. Compliance. Remarketer/Integrator agrees to comply with all applicable laws, rules, regulations and orders of the United States and any other state or country with jurisdiction over Remarketer/Integrator or Remarketer/Integrator's activities under this Agreement.

         23.4. Currency; Collection. All payments due to either party for any reason will be made in U.S. currency, unless otherwise agreed in writing. In the event that Dell is required to pursue the collection of past due amounts from Remarketer/Integrator, Dell will be entitled to recover all costs associated with collection, including attorneys' fees and court costs, as well as interest accrued at the lesser of 1-1/2% per month or the highest rate allowed by law from the date notice of non-payment is given by Dell.

         23.5. GOVERNING LAW. TEXAS LAW, EXCLUSIVE OF ANY PROVISIONS OF THE UNITED NATIONS CONVENTION ON THE INTERNATIONAL SALE OF GOODS, AND WITHOUT


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




                                                    AGREEMENT NUMBER:


                  REGARD TO PRINCIPLES OF CONFLICTS OF LAW GOVERNS THIS AGREEMENT. THIS AGEEMENT IS PERFORMABLE IN WILLIAMSON COUNTY, TEXAS.

         23.6. INDEMNITY. UNDER CERTAIN CIRCUMSTANCES, THIS AGREEMENT IMPOSES INDEMNIFICATION OBLIGATIONS ON THE PARTIES.

         23.7. Independent Contractors. Dell and Remarketer/Integrator are independent contractors. Neither party will state, imply or knowingly permit anyone to infer that any other relationship exists between the parties without the other party's prior written consent.

         23.8. Notices. All notices under this Agreement, except as otherwise expressly provided, will be in writing and served by machine-confirmed facsimile, overnight personal service or by certified or registered mail, return receipt requested, and will be deemed to have been given or received on the earlier of actual receipt or, if mailed, on the fifth (5th) day after it is properly addressed to the party to be notified, certified or registered with return receipt requested, and properly stamped, sealed and deposited in the U.S. mail. Notices will be sent to the respective address listed under the parties' signatures below. Either party may change its address for notices by giving notice of the new address to the other party. Notices to Dell will be sent to the attention of Dell's Contracts Manager. Notices to Remarketer/Integrator will be sent to the attention of Remarketer/ Integrator's then-current liaison.

         23.9. Security Interest. Remarketer/Integrator agrees that Dell retains a purchase money security interest in, and Remarketer/Integrator grants Dell a lien on Remarketer's/Integrator's right, title, and interest in, all Products (and all replacements or proceeds) until the applicable invoice is paid in full. Remarketer/Integrator further agrees that Dell may use this Agreement, as well as any applicable invoices, as a financing statement for perfecting this interest. When payment is made to Dell for product prior to shipment, Dell will not retain a purchase money security interest in such product. Notwithstanding anything in this Agreement to the contrary, Dell will not retain a purchase money security interest in any product shipped that is financed by IBM Global Financing on behalf of Emtec and that is also subject to the flooring agreement between Dell and IBM Global Financing. It is Emtec's intent to purchase product from Dell under a cash in advance or floor planning scenario. Modification of this provision 23.9 may be made via e-mail if expressly accepted by authorized representatives of both parties.

         23.10. Severability. If any provision of this Agreement is void or unenforceable, the parties agree to delete it and agree that the remainder of this Agreement will continue to be in effect.

         23.11. Force Majeure. Neither party shall be liable or deemed in default for any delay or failure in performance under this agreement or interruption of service resulting directly or indirectly from acts of God, civil or military authority, acts of the public enemy, war, riots, civil disturbances, insurrections, accidents, fires, explosions, earthquakes, floods, the elements or any other cause beyond the reasonable control of such party.

         23.12. Waiving of Rights. The failure or delay of either party to insist, in any one or more instances, upon the performance of any of the terms, covenants or conditions of this Agreement or to exercise any right, power or privilege under this Agreement, shall not operate or be construed as a relinquishing of future performance under this Agreement or as a waiver of any of the same or similar rights, power or privileges in the future, and the obligation of the other party with respect to such future rights or performance shall continue in full force and effect as if such failure or delay never occurred. No waiver of any term or condition is valid unless it is in writing and signed by a duly authorized representative of the waiving party. A valid waiver is limited to the specific situation for which it was given.

         23.13. Paragraph Headings. Paragraph headings used in this agreement are for reference purposes only and shall not be interpreted to limit or affect in any way the meaning of the language contained is such paragraphs.

         23.14. Entire Agreement. This Agreement is the exclusive statement of the contract in effect between Dell and Remarketer/Integrator regarding this subject matter and supersedes any prior agreements, if any, made between the parties relative to such subject matter. No oral understandings, statements, practice, or other inducements contrary to the terms of this Agreement exist.


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                                                    AGREEMENT NUMBER:


                  Preprinted terms and all other terms not requested in this Agreement on any purchase order or other documents submitted by a Remarketer/Integrator are of no force or effect unless expressly accepted in writing by authorized representatives of both parties.

         23.15. Schedules: By the execution of this Agreement, Dell and Remarketer/Integrator incorporate herein for all purposes the attached schedules and their terms and conditions. In the event of conflict between this Agreement and any of the above Schedules, the Agreement controls.

This Agreement has been executed on behalf of the parties by their duly authorized representatives, this ___________ day of _________________________,
20_____.


AGREED:  Emtec, Inc.                             ACCEPTED:  DELL MARKETING L.P.
By:      ____________________________            By: ________________________________
Name:    John P. Howlett                         Name:
Title:   Chief Executive Officer                 Title:   Contract Manager
                                                          Public Contracts
Address: 817 East Gate Drive                     Address: One Dell Way
         Mt. Laurel, NJ 08054                             RR8 Box 8707
                                                          Round Rock, Texas 78682
Telephone: (856) 235-2121                        Telephone:  512-723-3203
Fax:       (856) 235-2932                        Fax:        512-283-9092









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





                                                      AGREEMENT NUMBER:


                                   SCHEDULE A

Annual Minimum Commitment:           Million                             $5M
Authorized Segment(s):               State and Local Government Sales &Education
Authorized Contract:                 New Jersey Contract # T0483
                                     City of Philadelphia - OA contract

DISCOUNTS: Product Classifications and Categories may be changed by Dell without notice.

---------------------------------------------------------------------------------------------------------
     Category                             Products Classifications                            Discounts
---------------------------------------------------------------------------------------------------------
        A           Performance PowerEdge, PowerVault, PowerApp, Workstations, OptiPlex          11%
                    and Latitude; Peripherals; Customer Kits on Dell Stocked
                    Accessories and Options
---------------------------------------------------------------------------------------------------------
        H           Value Latitude, OptiPlex, Workstation; Future Products to be                  0%
                    Determined.
---------------------------------------------------------------------------------------------------------
        M           Dell Software and Peripherals - Mainstream                                  8.2%
---------------------------------------------------------------------------------------------------------
        O           Directline Service; 4-Hr On-Site Critical Care Plus; Business Care           20%
                    Plus On-Site Service (all years)
---------------------------------------------------------------------------------------------------------
        S           Selected Promotional Offers; Consumer Inspiron; Consumer Latitude             0%
---------------------------------------------------------------------------------------------------------
        Z           Items Designated as Non-Discountable at any time; Dimension;                  0%
                    Selected PowerEdge and Service
---------------------------------------------------------------------------------------------------------

VALUE-ADDED OFFERING: Remarketer/Integrator shall complete the following section describing their value-added offering for the Authorized Segment named above:
---------------------------------------------------------------------------------------------------------
          Consulting with the customer for the proper configuration of
                Dell enterprise products, providing configuration
                     and integration services, and on -site
                             installation services.







----------------------------------------------------------------------------------------------------------

Remarketer:                                                   Dell Marketing L.P.:
Signature:___________________________________        Signature:___________________________________
Printed:_____________________________________        Printed:_____________________________________
Title:_______________________________________        Title:_______________________________________
Date:_______________________________________         Date:_______________________________________

----------------------------------------------------------------------------------------------------------




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




                                                    AGREEMENT NUMBER:


                                   SCHEDULE A
                          DELLPLUS INTEGRATION SERVICES


This Schedule between Dell and Remarketer/Integrator sets forth our understanding with respect to the following services or offerings from Dell (together, defined as "DellPlus Services"), which may be purchased by Remarketer/Integrator as set forth herein:

Integration Services which may include:

o installation of Remarketer/Integrator's software image (which may include industry standard and/or custom software),

o installation or integration of a pre-configured bundle of third party hardware and/or software, in a Dell system ("Order Ready"), and

o asset tagging, hardware integration (which may include standard Dell-branded components or non-standard third party components) or other system integration services; and

Image Management Services which may include:

o development by Dell of the Remarketer/Integrator-specific DellPlus Configuration; and

o    validation by Dell of the Remarketer/Integrator-specific DellPlus
     Configuration.

Any wholly-owned subsidiary or affiliated company under common control with Remarketer/Integrator may obtain DellPlus Services from Dell or any wholly-owned subsidiary or affiliate of Dell under the authority of, and in accordance with, the terms and conditions of the Agreement.

"Dell Standard Products" refers to those portions of a DellPlus Configuration that are Dell-branded and that are originally listed on Dell's standard parts lists. "Third Party Products" refers to any hardware or software, other than Dell Standard Products, that are part of a DellPlus Configuration, whether provided by Remarketer/Integrator or procured for Remarketer/Integrator by Dell.

B.   How to Buy DellPlus Services

1. Terms of Purchase. Remarketer/Integrator's purchase of Dell products with DellPlus Services (in each case, a "DellPlus Configuration") will, in each case, be governed by this Schedule between Dell and Remarketer/Integrator. If the terms and conditions of this Schedule differ from the terms of this Agreement, this Agreement shall control.

2. Technical Specifications. Dell may, from time to time at Remarketer/Integrator's request, deliver a DellPlus Configuration for a per-system fee to be determined between the parties. Remarketer/Integrator acknowledges that the DellPlus Configurations are of its choosing, and that Remarketer/Integrator is responsible for determining its technical specifications for each DellPlus Configuration and for ensuring that those technical specifications are properly documented to Dell in a verified and signed "Technical Specification" or "Statement of Work" (SOW) form. Dell shall be entitled to rely on the Technical Specification and/or the SOW form as well as all statements of Remarketer/Integrator set forth therein. Dell is not responsible for liability or damage arising from the installation of a DellPlus Configuration performed in accordance with the Technical Specifications, SOW, or Remarketer/Integrator's instructions. Dell is not responsible for the operation or suitability of any DellPlus Configuration or for any revision or engineering changes in any third party products included in a DellPlus Configuration. If Dell is of the reasonable view that the DellPlus Configuration or Image Management Services requested by Remarketer/Integrator are not technically feasible, Dell reserves the right to refuse to proceed with the development of such configuration or the performance of the SOW at any time.


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                                                  AGREEMENT NUMBER:


3. Purchase of Third Party Products. Remarketer/Integrator shall be responsible for procuring any Third Party Products included in a DellPlus Configuration including items on Dell's Dell Software and Peripherals Price List or Gigabuys website. If Remarketer/Integrator elects to have Dell procure such Third Party Products, Remarketer/Integrator shall provide to Dell a firm purchase order for the number of DellPlus Configurations to be ordered for which Dell is requested to procure such products. In the event the Third Party Products procured by Dell are not used for DellPlus Configuration orders within a reasonable time following purchase of the parts by Dell, the Third Party Products will be shipped and invoiced to Remarketer/Integrator, and Remarketer/Integrator will pay for these parts within thirty (30) days after the date of invoice. Remarketer/Integrator warrants that it has read and accepted the terms and conditions of the software license for all software Third Party Products, and has the right to authorize Dell to make, copies, alterations, modifications or adjustments to any software included in a custom software image for purposes of installation of the DellPlus Configuration. If purchasing for internal use, Remarketer/Integrator accepts responsibility for the licensing, copying and or distribution of any such software for the benefit of its employees or agents who are end users of the DellPlus Configuration. If purchasing for resale, Remarketer/Integrator accepts responsibility for the licensing, copying and or distribution of any such software by or for any end user purchaser or recipient of such DellPlus Configuration. Remarketer/Integrator warrants that it has obtained the right to authorize Dell to copy, maintain, store and install any software included in a DellPlus Configuration.

C.       For DellPlus Integration Services Purchased

Software Installation- Remarketer/Integrator or End User-Provided Image. Remarketer/Integrator will provide Dell with any custom software image to be installed in a DellPlus Configuration and authorizes Dell to copy, install and modify, if necessary, all software to be installed in each DellPlus Configuration or to be recorded in electronic media for subsequent re-installation or back-up of the DellPlus Configuration.

D.       For DellPlus Image Management Services Purchased

1. Image Management Services. Dell will perform the selected IM Services as specified in a written Statement of Work ("SOW") as agreed by Dell and Remarketer/Integrator. Each IM Services transaction may include one or more of the following service offerings:


     a) Image Development & Validation: DellPlus Configuration development by a Dell technical team, creating a unique DellPlus Configuration that is compatible with Dell Standard Products. Validation is the execution of a Remarketer/Integrator or end user-defined testing protocol to test application and networked peripheral functionality with the newly developed DellPlus Configuration and specified in the SOW.

     b) Image Maintenance: Notification of changes to Dell Standard Products that affect the DellPlus Configuration and correction to the DellPlus Configuration.

2. IM Services Description. Dell will assign a Project Manager to each IM Services transaction. The Project Manager will work with Remarketer/Integrator to establish the SOW for the transaction and coordinate the scheduling and performance of the development work on the Remarketer/Integrator's site. Remarketer/Integrator may elect to purchase two separate IM Services: (1) image development and validation and (2) image maintenance.

         2.1 Image development and validation may include, if specified in the SOW:

                  Verify BIOS is set to Remarketer/Integrator specifications

                  Load core operating system and drivers Configure network environment settings


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




                                                    AGREEMENT NUMBER:


                  Check device manager for hardware conflicts

                  Load and configure applications

                  Configure user (G.U.I.) interface as specified by Remarketer/Integrator

                  Execute validation steps as provided by Remarketer/Integrator. The Remarketer/Integrator will provide its validation requirements to Dell as part of the SOW.

         2.2 Image Maintenance. For each IM Services transaction in which Remarketer/Integrator elects to purchase Image Maintenance, Dell will revise the Remarketer/Integrator's factory-installed DellPlus Configuration to address Covered Hardware Transitions. A Covered Hardware Transition is: (i) any Hardware transitions or Hardware end-of-life applying to Dell standard hardware parts or other hardware parts specified by Remarketer/Integrator's applicable DellPlus configuration and installed during Dell's manufacturing process; (ii) changes to processors and motherboards installed by Dell at Dell's factory; and (iii) changes to drivers installed by Dell at Dell's factory.

         Remarketer/Integrator changes to the factory-installed DellPlus Configuration, including adding new software applications to the core hard drive image or transitioning a hard drive image to a new software platform or a new DellPlus Configuration will require the development of a new hard drive image and will be treated as a separate IM Services transaction.

3. Remarketer/Integrator Responsibilities. Dell's performance and delivery of the IM Services are, in part and necessary, contingent upon: (i) Remarketer/Integrator or end user providing access, upon Dell's reasonable request, to Remarketer/Integrator's or end user's personnel, facilities, equipment, hardware, software, network, and information, and (ii) Remarketer/Integrator's or end user's timely decision-making, notification of relevant issues or information, and granting of approvals or permission.


4.       General.

         4.1 Year 2000 Language. The IM Services do not address the capability of Remarketer/Integrator systems to handle date data within and between the twentieth and twenty-first centuries. Remarketer/Integrator acknowledges that it is Remarketer/Integrator's responsibility to assess its current systems and the software provided by Remarketer/Integrator to Dell for the development of the DellPlus Configuration and take appropriate action to migrate to Year 2000 ready systems and software.

         4.2 Changes/Project Change Control. Remarketer/Integrator may from time to time during the term of this Agreement request that Dell implement a change (a "Change") in the scope (including the performance of an out-of-scope service) of the IM Services performed under a specific SOW. Further, one of the following adjustment events (the "Adjustment Events") may also result in a Change hereunder: (i) a change in information which Remarketer/Integrator has supplied to Dell thereby that impacts pricing or schedule associated with the performance of the DellPlus Services; (ii) a change of law or other unanticipated event, including without limitation a "Force Majeure" event experienced by Dell; or (iii) an act or omission by Remarketer/Integrator that impacts pricing or schedule associated with the performance of the DellPlus Services.

         When a Change occurs (whether by Remarketer/Integrator request or an Adjustment Event), Dell will seek prior approval or authorization to investigate the effect or impact of the Change. Such authorization will be documented on a Change Authorization signed by both parties. Once authorized, any Dell time for the investigation will be billed at the development and validation rate specified in the SOW. Changes to this SOW will be evaluated by Dell to determine feasibility and effects on schedule, pricing or other terms and conditions of the SOW and aspects of the engagement. Changes will only be implemented after they have




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



                                                    AGREEMENT NUMBER:



         been mutually agreed upon by Dell and Remarketer/Integrator, in writing, and this document has been updated accordingly, via the Change Authorization Form attached as Exhibit A.

         4.3 Performance. The IM Services may include project management, if purchased, and may be performed by Dell employees, subcontractors or business partners. As necessary, the Dell Project Manager will develop the desired DellPlus Configuration through a combination of on-site and off-site activities during the course of engagement. Dell retains the right to disengage from a project if it has become evident that current systems, tools, and skill sets are incapable of developing the solution requested by Remarketer/Integrator.

         4.4 Required Approvals. Remarketer/Integrator will promptly obtain and provide to Dell any custom software to be installed in a DellPlus configuration and all required consents necessary to provide the IMS described in the applicable Statement(s) of Work. A "Required Consent" means any licenses, consents, or approvals required to give Dell and its subcontractors or employees the right or license to access, copy, distribute, use and/or modify (including creating derivative works) the Third Party Products and all custom software to be included in the DellPlus Configuration, without infringing the ownership or license rights (including patent and copyright) of the providers or owners of such products. Dell will be relieved of the performance of any SOW that may be affected by Remarketer/Integrator's failure to promptly obtain and provide any required consents to Dell. Remarketer/Integrator is responsible: for specifying the software to be contained in the DellPlus Configuration, and for the results obtained from the purchase of the IM Services, including testing and validation of any DellPlus Configuration provided by Dell.

E.       Miscellaneous

1. Export. Remarketer/Integrator acknowledges that DellPlus Configurations and Services licensed or sold under this Agreement are subject to the export control laws and regulations of the USA or those of other countries from which they were supplied and in which they are used. Remarketer/Integrator confirms that with respect to the Products, it will not export or re-export them, directly or indirectly, except in accordance with those laws and regulations which include but are not limited to the US Export Administration Regulations, the Enhanced Proliferation Control Initiative (EPCI) Regulations, the Foreign Asset Control Regulations and any economic sanctions imposed by the US Government upon any foreign country. Remarketer/Integrator confirms that the Products will not be destined for a prohibited chemical, biological or nuclear weapons or missile use.

Remarketer/Integrator hereby represents and warrants that the software provided by Remarketer/Integrator and included in any DellPlus Configuration contains no encryption or, to the extent that it contains encryption, the software is approved for export without a license. If Remarketer/Integrator cannot make the preceding representation, Remarketer/Integrator agrees to provide Dell with all of the information needed for Dell to obtain export licenses from the United States government and to provide Dell with such additional assistance as may be necessary to obtain such licenses.

Remarketer/Integrator further represents and warrants the facts set forth on any technical specification sheet or other document completed by Remarketer/Integrator with or for Dell, which sets forth information regarding the nature of any products which are supplied by Remarketer/Integrator for inclusion in any Dell Products, and recognizes Dell's reliance on the accuracy of such matters in connection with any export of the Products for or at the request of Remarketer/Integrator. Remarketer/Integrator is also solely responsible for obtaining any specific licenses relating to such export of DellPlus Configurations with the integrated software in the event that such licenses may be needed. Dell's acceptance of any order for a DellPlus Configuration is contingent upon the issuance of any applicable export license required by the United States Government, and in no event will Dell be liable for any delays or failure to deliver such DellPlus Configurations that may result from Remarketer/Integrator's failure to obtain such license.

                                                    AGREEMENT NUMBER:


FOR SOFTWARE PROVIDED BY REMARKETER/INTEGRATOR OR OTHERWISE OBTAINED BY DELL FOR PERFORMANCE OF DELLPLUS SERVICES AND INCORPORATED IN A DELLPLUS CONFIGURATION AT REMARKETER/INTEGRATOR'S REQUEST, REMARKETER/INTEGRATOR INDEMNIFIES DELL FOR INACCURATE REPRESENTATIONS REGARDING THE ELIGIBILITY FOR EXPORT OF SOFTWARE WITHOUT A LICENSE, AND FOR ANY FAILURE TO PROVIDE INFORMATION NEEDED TO OBTAIN A LICENSE.

2. Regulatory Requirements. Dell shall not be under any obligation to perform any SOW or to install any Third Party Products as part of the DellPlus Configuration or proceed with a DellPlus Configuration if such Third Party Products, or the resulting DellPlus Configuration, do not satisfy the local regulatory requirements of the country to which the DellPlus Configuration is to be shipped.

3. Indemnity. Remarketer/Integrator accepts responsibility for, and agrees to indemnify and hold Dell harmless from, any and all liability, damages, claims, or proceedings arising out of (i) the failure of Remarketer/Integrator to obtain the appropriate license or other intellectual property rights to support any SOW signed by the parties or the installation of the DellPlus Configuration, including the right to make any copies or reproductions of the software or (ii) any inaccurate representations regarding the existence of an export license or the eligibility for export of software without a license.

4. NO WARRANTIES. DELL MAKES NO WARRANTIES RELATING TO THIRD PARTY HARDWARE OR SOFTWARE PRODUCTS INCLUDED IN ANY DELLPLUS CONFIGURATION. DELL DISCLAIMS, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE RELATING TO SUCH THIRD PARTY PRODUCTS.


Page 16